SECURITIES EXCHANGE AGREEMENT

This Securities Exchange Agreement, dated as of January 16, 2018, (this "Agreement") by and among Brooknount Explorations, Inc., a Nevada corporation (the "Company"), on the one hand, and the holders of the capital stock of SL Group Holdings Limited, a British Virgin Islands company ("SL"), set forth on Schedule I hereto (the "SL Shareholders"), on the other hand. For purposes of this Agreement, the Company and the SL Shareholders are sometimes collectively referred to as the “Parties" and individually as a "Party."

WHEREAS, the SL Shareholders own one hundred (I 00) shares of SL as set forth on Schedule I, which represents 100% of the issued and outstanding shares of SL (such shares being hereinafter referred to as the "SL Shares");

WHEREAS, the SL Shareholders believe it is in their respective best interests for the SL Shareholders to exchange 100% of the SL Shares for (a) 120,000,000 shares of common stock of the Company (the “Exchanged Shares") and (b) an aggregate of$766,829.0I in principal amount of the Company's Series A Convertible Promissory Notes (the "Exchanged Notes"), all to be issued to the issuees as set forth in Schedule II (the "SL Issuees") which shall represent approximately 92% of the outstanding voting power on a fully diluted basis after giving effect to the (a) issuance of the Exchanged Shares, (b) the conversion (the "Note Amount Conversion") of the Exchanged Notes and (c) the cancellation of Series A Convertible Notes with an aggregate principal balance of $302,544.74 (the "Cancelled Notes"), but before the conversion of an aggregate of $25,000 in principal amount of the Company's Series A Convertible Notes (the "First Tranche Remaining Notes"), $83,908.22 in principal amount of the Company's Series A Convertible Notes (the "Second Tranche Remaining Notes") and $200,000 in principal amount of the Company's Series A Convertible Notes (the "Third Tranche Remaining Notes").

WHEREAS, the Company believes it is in its best interest and the best interest of its shareholders to acquire the SL Shares in exchange for the Exchanged Shares and Exchanged Notes (collectively, the "Exchanged Securities"), all upon the terms and subject to the conditions set forth in this Agreement (the "Securities Exchange"); and

WHEREAS, it is the intention of the parties that upon the Closing (as hereinafter defined): (i) SL shall become a wholly owned subsidiary of the Company; and (ii) the Company shall assume ownership and title to all assets, interests and liabilities of SL.

NOW, THEREFORE, in consideration of the mutual te1ms, conditions and other agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

EXCHANGE OF SL SHARES FOR THE EXCHANGED SECURITIES

Section 1.1 Agreement to Exchange SL Shares for the Exchanged Securities. On the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement, the SL Shareholders shall assign, transfer, convey and deliver the SL Shares to the Company and, in consideration and exchange for the SL Shares, the Company shall issue, transfer, convey and deliver the Exchanged Shares and arrange for the transfer of the Exchanged Notes, all to the SL Issuees as set forth on Schedule II.

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Section 1.2 Closing and Actions at Closing. The closing of the Securities Exchange (the "Closing") shall take place remotely via the exchange of documents and signatures at such time and date as the parties hereto shall agree orally or in writing as soon as practicable after the date hereof (the "Closing Date").

Section 1.3 Restrictions on the Company Shares Issued Pursuant to this Agreement. The Exchanged Shares, together with shares of Common Stock issuable upon conversion of the Exchanged Notes to be issued by the Company pursuant to this Agreement have not been registered and are being issued pursuant to a specific exemption under the Securities Act of 1933, as amended (the "Securities Act"), as well as under certain state securities laws for transactions by an issuer not involving any public offering or in reliance on limited federal preemption from such state securities registration laws, based on the suitability and investment representations made by the SL Shareholders to the Company. The Exchanged Securities to be issued by the Company pursuant to this Agreement must be held and may not be sold, transferred, or otherwise disposed of for value unless such securities are subsequently registered under the Securities Act or an exemption from such registration is available, and that all the certificates representing the Exchanged Securities will bear a legend in substantially the following form so restricting the sale of such securities:

The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and are "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act. The securities have been acquired for investment and may not be sold or transferred without complying with Rule 144 in the absence of an effective registration or other compliance under the Securities Act.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents, warrants and agrees that all of the statements in the following subsections of this Article II are true and complete as of the date hereof

Section 2.1 Corporate Organization.

(a)                The Company is a corporation duly organized, validly existing and in good standing under the laws of Nevada, and has all requisite corporate power and authority to own its properties and assets and governmental licenses, authorizations, consents and approvals to conduct its business as now conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its activities makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a Material Adverse Effect on the activities, business, operations, properties, assets, condition or results of operation of the Company. "Material Adverse Effect" means, when used with respect to the Company, any event, occurrence, fact, condition, change or effect, which, individually or in the aggregate, would reasonably be expected to be materially adverse to the business, operations, properties, assets, condition (financial or otherwise), or operating results of the Company, or materially impair the ability of the Company to perform its obligations under this Agreement, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement; or (ii) changes in the U.S. securities markets generally.

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(b)               Copies of the Articles of Incorporation and Bylaws of the Company with all amendments thereto, as of the date hereof (the "Company Charter Documents"), have been, or will be upon request, furnished to SL Shareholders, and such copies are accurate and complete as of the date hereof. The minute books of the Company are current as required by law, contain the minutes of all meetings of the Company Board and its shareholders from its date of incorporation to the date of this Agreement, and adequately reflect all material actions taken by the Company Board and its stockholders. The Company is not in violation of any of the provisions of the Company Charter Documents.

Section 2.2 Capitalization of the Company.

(a)               The present authorized capital stock of the Company consists of 200,000,000 shares of common stock, par value $.001 (the "Common Stock"), of which 78,115,567 shares of Common Stock are issued and outstanding. Except as disclosed in Schedule 2.2, there are no outstanding warrants, options or other securities convertible into common stock and no agreements have been entered into to issue such securities. The Company has not granted to any person any registration rights or preemptive rights.

(b)               All of the issued and outstanding shares of the capital stock of the Company immediately prior to this Securities Exchange are, and all shares of the capital stock of the Company when issued in accordance with the terms hereof will be, duly authorized, validly issued, fully paid and non-assessable, will have been issued in compliance with all applicable U.S. federal and state securities laws and state corporate laws, and will have been issued free of preemptive rights of any security holder. Notwithstanding the foregoing, the Parties acknowledge and agree that the issuance of shares of Common Stock pursuant to the conversion of the Exchanged Notes shall require an increase in the Company's authorized shares of Common Stock (the "Share Increase"). The issuance of all of the securities of the Company described in this Section 2.2 have been, or will be, as applicable, in compliance with U.S. federal and state securities laws and state corporate laws and no stockholder of the Company has any right to rescind or bring any other claim against the Company for failure to comply with the Securities Act, or state securities laws.

Section 2.3 Outstanding Agreements. Except as set forth in Schedule 2.3, the Company is not a party to any material agreements.

Section 2.4 Authorization, Validity and Enforceability of Agreements. The Company has all corporate power and authority to execute and deliver this Agreement and all agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement (collectively the "Agreements") to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Agreements by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the Agreements or to consummate the transactions

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contemplated hereby and thereby. The Agreements constitute the valid and legally binding obligation of the Company and is enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally. Except for the Share Increase, the Company does not need to give any notice to, make any filings with, or obtain any authorization, consent or approval of any government or governmental agency or other party in order for it to consummate the transactions contemplated by any of the Agreements, resulting from the issuance of the Exchanged Securities in connection with the Securities Exchange.

Section 2.5 No Conflict or Violation. Neither the execution and delivery of the Agreements by the Company, nor the consummation by the Company of the transactions contemplated thereby will: (i) contravene, conflict with, or violate any provision of the Company Charter Documents; (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, court, administrative panel or other tribunal to which the Company is subject; (iii) conflict with, result in a breach of, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Company is a party or by which it is bound, or to which any of its assets or properties are subject; or (iv) result in or require the • creation or imposition of any encumbrance of any nature upon or with respect to any of the Company's assets, including without limitation, the Exchanged Securities.

Section 2.6 Litigation. There is no action, suit, proceeding or investigation ("Action") pending or, to the knowledge of the Company, currently threatened against the Company or any of its affiliates, that may affect the validity of this Agreement or the right of the Company to enter into this Agreement or to consummate the transactions contemplated hereby or thereby. There is no Action pending or, to the knowledge of the Company, currently threatened against the Company or any of its affiliates, before any court or by or before any governmental body or any arbitration board or tribunal, nor is there any judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumentality, or arbitrator against or relating to the Company or any of its affiliates. Neither the Company nor any of its affiliates is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no Action by the Company or any of its affiliates currently pending or which the Company or any of its affiliates intends to initiate.

Section 2. 7 Compliance with Laws. The Company has been and is in compliance with, and has not received any notice of any violation of any, applicable law, order, ordinance, regulation or rule of any kind whatsoever, including without limitation the Securities Act, the applicable rules and regulations of the Securities Exchange Commission ("SEC") or the OTC Markets or the applicable securities laws and rules and regulations of any state. The Company is current with respect to its fillings on the OTC Markets.

Section 2.8 Financial Statements.

(a)               The Company has filed with the OTC Markets correct and complete copies of (i) unaudited balance sheet of the Company as of November 30, 2017 (the "BEI

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Unaudited Balance Sheet") and the related statements of operations, stockholders' deficit and cash flows for the year ended November 30, 2017 and from December 9, 1999 to November 30, 2017 (the "BEI Unaudited Financial Statements"), together with the notes to such statements.

(b)               The BEI Unaudited Financial Statements (including, in each case, any related notes thereto) were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of the Company at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the Financial Statements may be subject to normal adjustments which were not expected to have a material adverse effect upon the business, prospects, management, properties, operations, condition (financial or otherwise) or results of operations of the Company, taken as a whole.

(c)               The BEI Unaudited Balance Sheet is true and accurate and presents fairly as of its date the :financial condition of the Company. As of the date of the BEI Balance Sheet, except as and to the extent reflected or reserved against therein, the Company had no liabilities or obligations (absolute or contingent) which should be reflected in the BEI Balance Sheet or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of the Company, in accordance with generally accepted accounting principles. The interim statements of operations, stockholders' equity and cash flows reflect fairly the information required to be set forth therein by generally accepted accounting principles. All of the Company's assets are reflected on its financial statements, and, except as set forth in the Company Schedules or the BEI Financial Statements or the notes thereto, the Company will have no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise;

(d)               The Company has no liabilities with respect to the payment of any federal, state, county, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable; and

(e)               The books and records, financial and otherwise, of the Company are in all material aspects complete and correct and have been maintained in accordance with generally accepted accounting principles consistently applied throughout the periods involved.

Section 2.9 Books, Financial Records and Internal Controls. All the accounts, books, registers, ledgers, the Company Board minutes and :financial and other records of whatsoever kind of the Company have been fully, properly and accurately kept and completed; there are no material inaccuracies or discrepancies of any kind contained or reflected therein; and they give and reflect a true and fair view of the financial, contractual and legal position of the Company. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.

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Section 2.10 No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or anticipated by the Company to arise, between the Company and any accountants and/or lawyers formerly or presently engaged by the Company. The Company is current with respect to fees owed to its accountants and lawyers except for $18,010.00 due to Kagel Law as of December 1, 2017 and fees incurred subsequent to such date, all of which will be satisfied on or before the Closing.

Section 2.11 Absence of Undisclosed Liabilities. Except as specifically disclosed herein:\ (A) since November 30, 2017, there has been no event, occurrence or development that has resulted in or could result in a Material Adverse Effect; (B) the Company has not incurred any liabilities, obligations, claims or losses, contingent or otherwise, including debt obligations, other than professional fees to be paid prior to Closing; (C) the Company has not declared or made any dividend or distribution of cash or property to its shareholders, purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, or issued any equity securities other than with respect to transactions contemplated hereby; (D) the Company has not made any loan, advance or capital contribution to or investment in any person or entity; (E) the Company has not discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities paid in the ordinary course of business; (F) the Company has not suffered any losses or waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of prospective business; and (G) except for the Securities Exchange, the Company has not entered into any transaction other than in the ordinary course of business, or entered into any other material transaction, whether or not in the ordinary course of business.

Section 2.12 No Undisclosed Events or Circumstances. No event or circumstance has occurred or exists with respect to the Company or its respective business, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed. The Company has not provided to SL, or the SL Shareholders, any material non-public information or other information which, according to applicable law, rule or regulation, was required to have been disclosed publicly by the Company but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement and/or the Securities Exchange.

Section 2.13 Shell Status. The Company is not and has never been a shell as such term is defined in Rule 144(i).

Section 2.14 Disclosure. This Agreement and any certificate attached hereto or delivered in accordance with the terms hereof by or on behalf of the Company or the Company Shareholders in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and/or therein not misleading.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SL

SHAREHOLDERS AS TO SL

Each of the SL Shareholders represents, warrants and agrees that all of the statements in the following subsections of this Article III, pertaining to SL, are true and complete as of the date hereof.

Section 3.1 Incorporation. SL is a company duly incorporated, validly existing, and in good standing under the laws of the British Virgin Islands and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of SL's Articles of Incorporation or Bylaws, or similar documents. SL has taken all actions required by law, its Articles of Incorporation or Bylaws, or otherwise to authorize the execution and delivery of this Agreement. SL has full power, authority, and legal capacity and has taken all action required by law, its Articles of Incorporation or Bylaws, and otherwise to consummate the transactions herein contemplated.

Section 3.2 Authorized Shares. The authorized capital stock of SL consists of: (i) 30,000 shares of common stock, par value $1.00, of which 100 shares of common stock are issued and outstanding immediately prior to the Share Exchange. The issued and outstanding shares are validly issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person. As of the date of this Agreement, there are no outstanding and unexercised warrants or SL's Preferred Stock.

Section 3.3 Subsidiaries and Predecessor Corporations. Except for Consolidated Mineral Holdings Corporation ("Consolidated"), SL has no subsidiaries or predecessor corporations.

Section 3.4 Financial Statements. SL has kept all books and records since inception and such financial statements are true and accurate and present fairly as of their respective dates the financial condition of SL. SL has delivered to the Company summary financial statements as of June 30, 2017 for the three month period ended June 30, 2017 (the "Consolidated Financial Statements") for Consolidated. The Consolidated Financial Statements as set forth on Schedule 3.4 fairly present in all material respects the financial position of Consolidated as of June 30, 2017 and the results of operations for the period indicated.

Section 3.5 Information. The information concerning SL set forth in this Agreement is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 3.6 Absence of Certain Changes or Events. As of the date of this Agreement, since June 30, 2017, (a) there has not been any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of Consolidated; and (b) SL has not: (i) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase

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or redeem, any of its shares; (ii) made any material change in its method of management, operation or accounting; (iii) entered into any other material transaction other than in the ordinary course of its business; or (iv) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees.

Section 3.7 Litigation and Proceedings. There are no actions, suits, proceedings, or investigations pending or, to the knowledge of SL after reasonable investigation, threatened by or against SL or affecting SL or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. SL does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

Section 3.8 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mo1tgage, deed of trust, or other material agreement, or instrument to which SL is a party or to which any of its assets, properties or operations are subject.

Section 3.9 Compliance With Laws and Regulations. To the best of its knowledge, SL has complied with all applicable statutes and regulations, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of SL or except to the extent that noncompliance would not result in the occurrence of any material liability for SL. This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 3.10 SL Operations. Attached as Schedule 3.10 is a description of the mining, properties which are owned by SL's subsidiary.

ARTICLE IV

ADDITIONAL REPRESENTATIONS AND WARRANTIES

OF SL SHAREHOLDERS

Each of the SL Shareholders hereby severally and not jointly represent and warrant to the Company:

Section 4.1 Authority. Each SL Shareholder has the right, power, authority and capacity to execute and deliver this Agreement to which such SL Shareholder is each a party, to consummate the transactions contemplated by this Agreement, and to perform such SL Shareholders' obligations under this Agreement. This Agreement has been duly and validly authorized and approved, executed and delivered by such SL Shareholders. Assuming this Agreement has been duly and validly authorized, executed and delivered by the parties thereto other than such SL Shareholders, this Agreement is duly authorized, executed and delivered by such SL Shareholders and constitutes the legal, valid and binding obligations of such SL Shareholders, enforceable against such SL Shareholders in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally.

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Section 4.2 No Conflict. Neither the execution or delivery by such SL Shareholders of this Agreement to which such SL Shareholders are each a party nor the consummation or performance by such SL Shareholders of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the organizational documents of such SL Shareholders (if any of such SL Shareholders is not a natural person); (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which any of such SL Shareholders is a party or by which the properties or assets of such SL Shareholders is bound; or (c) contravene, conflict with, or result in a violation of, any law or order to which any of such SL Shareholders, or any of the properties or assets of such SL Shareholders, may be subject.

Section 4.3 Litigation. There is no pending Action against such SL Shareholders that involves the SL Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement or the business of SL and, to the knowledge of such SL Shareholders, no such Action has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Action.

Section 4.4 Ownership of Shares. The SL Shareholders are both the record and beneficial owners of the SL Shares. Such SL Shareholders are not the record or beneficial owners of any other shares of SL. Such SL Shareholders have and shall transfer at the Closing, good and marketable title to the SL Shares, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever, excepting only restrictions on future transfers imposed by applicable law.

Section 4.5 Pre-emptive Rights. The SL Shareholders have no pre-emptive rights or any other rights to acquire any shares of SL that have not been waived or exercised.

ARTICLE V

CONDITIONS TO OBLIGATIONS OF THE SL SHAREHOLDERS

The obligations of the SL Shareholders to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the SL Shareholders, as the case may be, in their sole discretion:

Section 5.1 Representations and Warranties of the Company. All representations and warranties made by the Company in this Agreement shall be true and correct in all material respects on and as of the Closing Date.

Section 5.2 Agreements and Covenants. The Company shall have perfo1med and complied in all material respects with all agreements and covenants required by this Agreement to be ' performed or complied with on or prior to the Closing Date.

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Section 5.3 Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement shall be in full force and effect on the Closing Date.

Section 5.4 No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or :financial condition of the Company shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person or entity, which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 5.5 Documents. The Company must have caused the following documents to be delivered to SL:

(a)               share certificates evidencing the Exchanged Shares registered in the name of the SL Shareholders;

(b)	this Agreement duly executed;

(c)               such other documents as the SL Shareholders may reasonably request for the purpose of (A) evidencing the accuracy of any of the representations and warranties of the Company, (B) evidencing the performance of, or compliance by the Company with any covenant or obligation required to be performed or complied with by the Company, (C) evidencing the satisfaction of any condition referred to in this Article V, or (D) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

Section 5.6 No Material Adverse Effect. There shall not have been any event, occurrence or development that has resulted in or could result in a Material Adverse Effect on or with respect to the Company.

Section 5.7 Notes Cancellation; Transfer of the Exchanged Notes. There shall have been an effective assignment of the Exchanged Notes to the SL Issuees.

Section 5.8 Cancellation of Cancelled Notes. The Cancelled Notes shall have been cancelled.

Section 5.9 Assignment of Remaining Notes. The First Tranche Remaining Notes and the Second Tranche Remaining Notes shall be assigned by the holders thereof to those persons as set forth in Schedule III (the "BMXI Designees") and the Third Tranche Remaining Notes shall be assigned to Chengdu Holdings Pty. Ltd.

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Section 5.10 Liabilities or Agreements. As of the Closing, the Company shall have no liabilities of any nature nor any contractual or other obligations except for the remaining balances of the Exchanged Notes and Remaining Notes.

Section 5.11 Filings with the OTC Markets. The Company shall be current in its filings with the OTC Markets.

Section 5.12 Appointment of New Executive Officers. Immediately following the Closing and as a condition thereof, SL's current officers and directors shall be appointed and become the new officers and directors of the Company and the current officers and directors shall present such documentation necessary to resign from any such positions held.

Section 5.13 Acknowledgement of Conversion Ratio. The holders of the Exchanged Notes and Remaining Notes shall have acknowledged in writing that the number of shares of Common Stock issuable upon conversion of such Notes shall be adjusted to reflect any split of the Common Stock.

Section 5.14 Shell Opinion. The SL Shareholders shall have received a written opinion from counsel to the Company that the Company has never been a shell company as defined in the SEC rules.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF THE COMPANY

The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Company in its sole discretion:

Section 6.1 Representations and Warranties of SL and the SL Shareholders. All representations and warranties made by SL and the SL Shareholders on behalf of themselves individually in this Agreement shall be true and correct on and as of the Closing Date.

Section 6.2 Agreements and Covenants. SL and the SL Shareholders shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date.

Section 6.3 Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement, shall have been duly obtained and shall be in full force and effect on the Closing Date.

Section 6.4 No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations,

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prospects, net income or financial condition of SL shall be in effect; and no action or proceeding before any court or government or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person or entity, which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 6.5 Documents. SL and the SL Shareholders must deliver to the Company at the Closing:

executed; and

(a)                this Agreement to which the SL Shareholders are each a party, duly

(b)                Bought and sold notes and other relevant documentation evidencing the transfer of the SL Shares to the Company.

(c)                such other documents as the Company may reasonably request for the purpose of (A) evidencing the accuracy of any of the representations and warranties of SL and the SL Shareholders, (B) evidencing the performance of, or compliance by SL and the SL Shareholders with, any covenant or obligation required to be performed or complied with by SL and the SL Shareholders, as the case may be, (C) evidencing the satisfaction of any condition referred to in this Article VI, or (D) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

Section 6.6 No Claim Regarding Stock Ownership or Consideration. There must not have been made or threatened by any person, any claim asserting that such person (a) is the holder of, or has the right to acquire or to obtain beneficial ownership of the SL Shares, or any other stock, voting, equity, or ownership interest in, SL, or (b) is entitled to all or any portion of the Company

Shares.

ARTICLE VII

SURVIVAL AND INDEMNIFICATION

Section 7.1 Survival of Provisions. The respective representations, warranties, covenants and agreements of each of the parties to this Agreement (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) shall expire on the first day of the three-year anniversary of the Closing Date (the "Survival Period"). The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

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ARTICLE VIII

POST CLOSING COVENANTS

Section 8.1 Subsequent to the Closing. The SL Shareholders hereby agree to cause the Company as soon as practicable to increase the authorized shares of Common Stock to 2,000,000,000 shares (the "Share Increase") and to effect a reverse split of its outstanding common stock of 1:100 (the "Reverse Split").

Section 8.2 Conversion of the Exchanged Notes. As soon as practicable after the Closing, the SL Issuees shall convert the Exchanged Notes owned by them and the Company shall issue an aggregate of 7,668,290 shares on a post Reverse Split basis.

Section 8.3 Conversion of the First Tranche Remaining Notes and Second Tranche Remaining Notes. Upon receipt of the applicable conversion notices, the Company shall issue 250,000 shares to the holders of the First Tranche Remaining Notes, 839,082 shares to the holders of the Second Tranche Remaining Notes and 2,000,000 shares to the holder of the Third Tranche Remaining Notes, all on a post Reverse Split basis. Subject to applicable securities laws, such shares shall be issued without legend.

Section 8.4 Antidilution Protection. For a period of eighteen months after the Closing Date, if the Company shall issue any shares to the SL Issuees except in connection with a bona fide transaction approved by all of the Company's directors, such Issuees shall transfer to the former holders of the Second Tranche Remaining Notes such number of shares that would enable such holders to maintain their percentage interest in the Company as of the date of such transfer.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.1 Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided that no party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other parties.

Section 9.2 Fees and Expenses. Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by each Party, as incurred respectively.

Section 9.3 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or 7 days after being sent by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses: If to the SL Shareholders, to:

21F Tung Hip Commercial Centre

244 Des Voeux rd. Central

Hong Kong, SAR

Attention: Brett Morley

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With a copy to (which copy shall not constitute notice):

TroyGould PC

1801 Century Park East, 16th Floor

Los Angeles, California 90067 USA

Attention: David L. Ficksman, Esq.

If to the Company, to:

1801 Century Park East, Suite 1201

Los Angeles, CA 90067

Attention: Terry Kwan

With a copy to (which copy shall not constitute notice):

David L. Kagel, Esq.

1801 Century Park East, Suite 1201

Los Angeles, CA 90007

or to such other persons or at such other addresses as shall be furnished by any party by like notice to the others, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed. No change in any of such addresses shall be effective insofar as notices under this Section 8.3 are concerned unless notice of such change shall have been given to such other party hereto as provided in this Section 8.3.

Section 9.4 Entire Agreement. This Agreement, together with the exhibits hereto, represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the exhibits, certificates and other documents delivered in accordance herewith. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement

Section 9.5 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such in valid or unenforceable provision as may be possible so as to be valid and enforceable.

Section 9.6 Titles and Headings. The Article and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

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Section 9.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. Fax and PDF copies shall be considered originals for all purposes.

Section 9.8 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.9 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of California without giving effect to the choice of law provisions thereof.

Section 9.10 Amendments and Waivers. Except as otherwise provided herein, no amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

[Balance of Page Intentionally Left Blank]

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[SIGNATURE PAGE TO SHARE EXCHANGE AGREEMENT)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Brookmount Explorations, Inc.

/s/ Terry Kwan

Name: Terry Kwan

Title: President

/s/ Peter Wojcik

Name: Peter Wojcik

Title: Director

SL SHAREHOLDERS

/s/ Jan Verkade

Jan Verkade

/s/Nils Ollquist

Nils Ollquist

/s/ Hu Zengli

Hu Zengli

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SCIIEDULE I

SL SHAREHOLDERS

Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership (#)	Percent of Class (%) 40%
Jan Verkade	Common	40
Nils Ollquist	Common	20	20%
HuZengli	Common	40	40%
Total	Common	100	100%

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SCHEDULE II

SL ISSUEES

Beneficial Owner	Address	Note Amount Conversion	Exchanged Shares
Jan Verkade	House 1, Bernard Garden, 11 Hing Keng Shek DD219, Lot 220, Sai Kung N.T. Hong Kong	189,707,250	30,000,000
Brett Morley	House G, Ocean View Lodge 28 Hang Hau Wing rd, Clearwater Bay rd Clearwater Bay, NT, Hong Kong SAR	171,036,525	27,000,000
Claudia Della Mora		18,670,725	3,000,000
Nicholas Medway		18,670,725	3,000,000
George Matin		150,365,800	24,000,000
Elysian Investment Holdings Pky. Ltd.		208,377,975	33,000,000
Total		**766,829,000**	**120,000,000**

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03736-0001 299689.7

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SCHEDULE III

BMXI DESIGNEES

First Tranche Remaining Notes:

Sean Investments, LLC       $25,000

To be converted into 250,000 shares on a post Reverse Split basis

Second Tranche Remaining Notes:

Sean Investments, LLC      83,908.22

To be converted into 839,082 shares on a post Reverse Split basis

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SCHEDULE 2.2

DERIVATIVE SECURITIES

Except for the aggregate of $1,378,281.97 in Series A Convertible Notes, there are no derivative securities.

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SCHEDULE 2.3

AGREEMENTS

None

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SCHEDULE 3.4

SL Consolidated Financial Statements

CONSOLIDATED MINERAL HOLDINGS CORPORATION

Summary Financial Statements for 3 months

to June 30 2017

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Balance Sheet
US$'000

Assets

Fixed Assets:	
Exclusive, 20 year, land usage rights (cost):	511
Investment in Talawaan project (carried value):	2,150
Property, plant & equipment (net):	152
Total Fixed Assets:	**2,813**
Current Assets:	
Cash:	58
Inventory held for sale:	132
Total Current Assets:	**190**
Total Assets:	**3,003**

Liabilities & Shareholders Funds

Deferred Liabilities:	
Unpaid capital commitment, Talawaan:	75
Total Deferred Liabilities:	**75**
Current Liabilities:	
Payables:	21
Taxes due:	65
Total Current Liabilities:	**86**
Total Liabilities:	**161**

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03736-0001 299689.7

23

Shareholders Funds:	
Paid up capital:	$100
Capital Reserve (incl.retained earnings)	2,842
Total Shareholders Funds:	**3,003**

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03736-0001 299689.7

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Profit & Loss

(US$'000)

Sales:	
Talawaan (direct):	640
Talawaan (process subcontracting):	255
	895
Alason:	125
Total Sales:	**1,020**
Operating Expenses:	
Production:	425
SG&A:	90
Depreciation:	18
Total operating Expenses:	**519**
Earnings before tax:	**487**
Provision for Tax:	65
Net Income :	**422**

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03736-0001 299689.7

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Statement of Cash Flows
($US'000)

Funds from Operating Activities:	
-Net Profit:	422
Reconciliation Adjustments:	
- Depreciation & Amortization:	18
- Interest paid	-
Changes in Operating Assets & Liabilities:	
- Accounts Payable	(21)
- Inventory Held for Sale	(89)
Net Cash From Operating Activities:	330
Funds Used in Investing Activities:	
Investment in Operating Assets:	(261)
Purchase of Property, Plant & equipment:	(32)
Net Cash Used in Investment Activities:	(293)
Funds Received from Financing Activities:	
Cash Provided by Financing Activities:	-
Net Increase (Decrease) in Cash:	**37**
Cash, Beginning of period	21
Cash, End of Period	58

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03736-0001 299689.7

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SCHEDULE 3.5

USE OF NOTES

TOTAL NOTES AS OF DECEMBER 31, 2017	$1,378,281.97
DEBT SOLD TO SEAN INVESTMENTS, LLC To equal 25,000 shares post reverse split	($25,000.00)
DEBT SOLD TO SEAN INVESTMENTS, LLC To equal 839,082 shares post reverse split	($83,908.22)
DEBT SOLD TO CHENNGDU HOLDINGS PTY, LTD. To equal 2,000,000 shares post reverse split	($200,000.00)
DEBT SOLD TO SL HOLDINGS To equal 7,668,290 shares post reverse split	($766,829.01)

REMAINING NOTES TO BE CANCELLED	$302,544.74

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SCHEDULE 3.10

SL Group Holdings ltd. - Description of Operating Facilities:

SL Group Holdings Ltd, a British Virgin Islands (BVI) incorporated company operates 2 gold mining and processing facilities in Minahasa Regency of Sulawesi Province of The Republic of Indonesia.. Through its local Indonesian subsidiary PT Puncak Alason, the company operates 2 gold bearing properties with a total area of approx.58 hectares in Minahasa Regency, located within 3 hours of the regional capital Manado.

The Company's properties are located in a volcanic reef mineral ore formation which runs across the northern part of the island of Sulawesi. The area was originally geologically mapped and successfully exploited by Newmont Mining, one of the largest gold mining companies in the US, until the mid 90's. The Company has access to geological survey and drill test data for the area showing estimated ore grades varying from around 0.5g/tonne up to 8g/tonne. Both the company's properties are ore bearing, and internal targetted trenching and drill tests have shown ore grades consistent with these estimates.

Operations Talawaan.

The Company's operations in Talawaan, adjacent to the Manado airport, are situated on approx. 50 HA of medium grade volcanic hosted ore, and are based on a traditional processing method involving crushing of ore in ball mills and processing in floatation tanks using cyanidation, followed by smelting and refining of the final product in an offsite smelting facility.

The operation at Talawaan is turnkey, with ore excavated and processed and refined to a purity level of up to 99%. Equipment includes over 30 medium capacity ball mills, 5 high capacity floatation tanks, tailing ponds, excavator, and onsite worker accommodation.

The Company's local subsidiary has acquired a 20 year operating agreement for the Talawaan facility which has a current processing capacity of approx. 120,000 tonnes of ore per annum.

Ratatotock.

The Company also operates an excavation and processing facility at Ratatotock, around 3 hrs west of Manado in Minahasa Regency. This facility is approximately 8 HA and is based on a heap leaching technology

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process, whereby ore is excavated and placed on a football field sized pad of 5,000 tonnes capacity. The ore is irrigated with a chemical solution for up to 10 days and the runoff passed through a carbon filtration unit prior to smelting into a final product. As for Talawaan, Ratatotock is fully operational with a recently rebuilt 5,000 tonne heap leach pad and associated infrastructure, including tailing ponds, carbon filtration unit, plumbing, water supply and power generation facilities, together with onsite worker accommodation and associated infrastructure.

The Ratatotock facilities are owned and operated by the Company's local Indonesian subsidiary.

Heap Leach Process

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PIT/ORE
SOURCE
ORE
PREPARATION
SOLUTION
DISTRIBUTION
SOLUTION
COLLECTION
ORE HEAP
PAD
WATER
CN
pH
RECOVERY
PLANT
PREGNANT POND
GOLD/SILVER
BARREN POND

Schematic of a typical heap leach system
(Graphic by Robert Hallock, U.S. Fish and Wildlife Service)

03736-0001 299689.7

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